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                                                              EXHIBIT 4
                                                              EXECUTION VERSION

                                SECOND AMENDMENT

     THIS SECOND AMENDMENT (the "Amendment") is entered into as of September 13, 1999 by and among MacDermid, Incorporated, a Connecticut corporation ("Buyer"), MCD Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Buyer ("Merger Sub"), PTI, Inc., a Delaware corporation ("Seller"), and Citicorp Venture Capital, Ltd., a New York corporation ("CVC"), to amend that certain Plan and Agreement of Merger entered into as of February 18, 1999 and amended by the First Amendment thereto dated as of July 27, 1999 (as further amended hereby, the "Merger Agreement"), by and among Buyer, Merger Sub, Seller and CVC. Buyer, Merger Sub, Seller and CVC are collectively referred to as the "Parties." Any capitalized term used in this Amendment and not otherwise defined shall have the meaning ascribed to that term in the Merger Agreement.

     WHEREAS, the Parties desire to amend the Merger Agreement to, among other things, extend the date on which the Parties may terminate the Merger Agreement;

     NOW THEREFORE, in consideration of the mutual agreements set forth herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged the Parties agree as follows:

     A. The Merger Agreement is hereby amended, effective as of the date hereof:

          1.   By deleting all references to the date "September 30, 1999" from
     Section 9 of the Merger Agreement and substituting in the place thereof the date "October 29, 1999."

     B. Each of the Parties represents to the other that (i) it has full corporate power and authority to execute and deliver this Amendment and to perform its obligations hereunder, (ii) the execution and delivery of this Amendment by such Party have been duly and validly approved its Board of Directors and no other corporate proceedings on the part of such Party are necessary in connection with this Amendment, except for shareholder approval of the Merger Agreement as amended hereby by the shareholders of Buyer and the holders of Seller voting common stock, and (iii) this Amendment has been duly and validly executed and delivered by such Party and constitutes a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

     C. Each Party (an "Acknowledging Party") agrees that no action taken or omitted to be taken by any other Party and known to the Acknowledging Party through and including the date of this Amendment with respect to preparation and prosecution of either the Joint Proxy Statement-Prospectus or any submission to the FTC or DOJ in connection with the HSRA shall constitute a basis for any Acknowledging Party to claim that another Party has breached any of its obligation under the Agreement, including without limitation any obligation set forth in Section 6.1, Section 6.2 or Section 6.3 of the Merger Agreement. Each Acknowledging Party further agrees that no statement, claim or allegation made by any Governmental Entity (and known to the

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                                                              EXECUTION VERSION


Acknowledging Party) in connection with SEC's review of the Joint Proxy Statement-Prospectus or the FTC's review of the Merger under the HSRA, including without limitation any allegation regarding the conduct of any Party unrelated to the Merger or the Merger Agreement or the conduct underlying or alleged to be underlying such statement, claim or allegation, and no response by a Party (and known to the Acknowledging Party) to any such statement, claim or allegation, shall constitute a basis for any Acknowledging Party to claim that another Party has breached any of its representations, warranties, covenants or agreements under the Merger Agreement.

          D. Except as expressly provided by this Amendment and the First Amendment, the Merger Agreement remains in full force and effect, and except as expressly provided by this Amendment, this Amendment shall not constitute a modification or waiver of any other provision of the Merger Agreement or the First Amendment.

          E. This Amendment may be executed in counterparts, all of which shall be considered one and the same instrument, each being deemed to constitute an original, and shall be effective when one or more counterparts have been signed by each Party and delivered to the other Parties, which delivery may be made by facsimile transmission.

          F. This Agreement shall be governed by, and interpreted in accordance with the laws of the State of Connecticut, without regard to any applicable conflicts of law.

          G. In the event of any inconsistency between the terms of this Amendment and the Merger Agreement or the First Amendment, this Amendment shall govern.

                  [Remainder of Page Intentionally Left Blank]

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                                                              EXECUTION VERSION

            IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed, under seal, in counterparts by their duly authorized officers, as of the date first above written.

                                 MACDERMID, INCORPORATED

                                 By:  /s/ John L. Cordani
                                    ----------------------
                                          Name: John L. Cordani
                                          Title: Secretary

                                 MCD ACQUISITION CORP.

                                 By: /s/ John L. Cordani
                                    ---------------------
                                         Name: John L. Cordani
                                         Title: Vice-President/Secretary

                                 PTI, INC.

                                 By: /s/ David R. Beckerman
                                     -----------------------
                                         Name: David R. Beckerman
                                         Title: President/CEO

                                 CITICORP VENTURE CAPITAL,
                                 LTD.

                                 By: /s/ Joseph M. Silvestri
                                     -----------------------
                                         Name: Joseph M. Silvestri
                                         Title: Vice President


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